Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 13, 2008, accompanying the financial statements and management’s annual report on internal control over financial reporting included in the Annual Report of Unigene Laboratories, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Unigene Laboratories, Inc. on Forms S-8 (File No. 333-01897, effective date March 22, 1996, File No. 333-35951, effective date September 19, 1997, File No. 333-52376, effective date December 21, 2000, File No. 333-85524, effective date April 4, 2002 and File No. 333-137682, effective date September 29, 2006), Forms S-3 (File No. 333-124301, effective July 1, 2005 and File No. 333-133313, effective September 13, 2006) and Form S-2 (File No. 333-109655, effective January 6, 2005).

GRANT THORNTON LLP

Edison, New Jersey
March 13, 2008